Exhibit 10.22

FIRST AMENDMENT

to

TAX SHARING AGREEMENT

by and among

EMC CORPORATION

AND ITS AFFILIATES

and

VMWARE, INC.

AND ITS AFFILIATES

FIRST AMENDMENT TO TAX SHARING AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) dated effective as of January 1, 2011, to the Tax Sharing Agreement (the “Agreement”) dated effective as of August 13, 2007, is made and entered into by and among EMC Corporation, a Massachusetts corporation (“EMC”), each EMC Affiliate (as defined in the Agreement), VMware, Inc., a Delaware corporation (“VMware”), and each VMware Affiliate (as defined in the Agreement).

RECITALS

WHEREAS, as of the date hereof, EMC and its direct and indirect domestic subsidiaries, including VMware and each VMware Affiliate are members of an Affiliated Group (as defined in the Agreement); and

WHEREAS, the parties have determined that it is appropriate to amend the Agreement as set forth in this Amendment.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, EMC, for itself and on behalf of the EMC Affiliates, and VMware, for itself and on behalf of the VMware Affiliates, hereby agree as follows:

Section 1.         Amendments

1.01 Amendment 1. The definition of the term “VMware Separate Tax Liability” in Section 1 of the Agreement is hereby amended in its entirety to read as follows:

“VMware Separate Tax Liability” means an amount equal to the Tax liability that VMware and each VMware Affiliate would have incurred if they had filed a consolidated return, combined return (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination), unitary return or a separate return, as the case may be, separate from the members of the EMC Group, for the relevant Tax period, and such amount shall be computed by EMC (A) in a manner consistent with (i) general Tax accounting principles,

(ii) the Code and the Treasury regulations promulgated thereunder, and (iii) past practice, if any, and (B) taking into account any Tax Asset of VMware and any VMware Affiliate attributable to any Tax period beginning on or after January 1, 2007; provided, however, that, although the VMware Separate Tax Liability is to be computed on a hypothetical basis as if VMware and each VMware Affiliate were separate from the members of the EMC Group, the fact that VMware or any VMware Affiliate is included in a Consolidated Return or a Combined Return and the effect that such inclusion has on the calculation of any Tax Item, shall nevertheless be taken into account for purposes of computing the VMware Separate Tax Liability (for example, for purposes of calculating its R&D credit, VMware shall be entitled to its allocable share of the consolidated R&D credit of the EMC Group). For the avoidance of doubt, the VMware Separate Tax Liability shall be computed for the relevant Tax period without regard to whether or not VMware or any VMware Affiliate would be able, on a hypothetical basis separate from the members of the EMC Group, to utilize in an earlier or later Tax period a Tax Asset resulting from such computation.

1.02 Amendment 2. Section 7.01 of the Agreement is hereby amended in its entirety to read as follows:

7.01. Estimated Tax Payments. Not later than three (3) days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, VMware shall pay to EMC on behalf of the VMware Group an amount equal to the amount of any estimated VMware Separate Tax Liability that VMware otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date. If the VMware Separate Tax Liability for such taxable period is less than zero, then EMC shall pay to VMware an amount equal to the Tax Benefit that the EMC Group anticipates it will recognize for the entire year as a result of the VMware Separate Tax Liability being less than zero for such taxable period. Not later than seven (7) days prior to each such Estimated Tax Installment Date, EMC shall provide VMware with a written notice setting forth the amount payable by VMware, or the amount payable by EMC, as appropriate, in respect of such estimated VMware Separate Tax Liability and a calculation of such amount.

1.03 Amendment 3. Section 7.02 of the Agreement is hereby amended in its entirety to read as follows:

7.02. True-Up Payments. Not later than ten (10) business days after receipt of any VMware Separate Tax Liability computation pursuant to Section 3.05 of this Agreement, VMware shall pay to EMC, or EMC shall pay to VMware, as appropriate, an amount equal to the difference, if any, between

(i) the VMware Separate Tax Liability and (ii) the amount equal to (A) the aggregate amounts paid by VMware to EMC with respect to such period under Section 7.01 of this Agreement minus (B) the aggregate amounts paid by EMC to VMware with respect to such period under Section 7.01 of this Agreement.

Section 2.         Construction.

2.01 Definitions. Terms capitalized but not defined herein shall have the meaning set forth in the Agreement.

2.02 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

2.03 Severability. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by a duly authorized officer on March 28, 2011, but effective as of the date first above written.

EMC CORPORATION
on behalf of itself and the EMC Affiliates

By:	/s/ David Goulden
Name:	David Goulden
Title:	Executive Vice President and Chief Financial Officer

VMWARE, INC.
on behalf of itself and the VMware Affiliates

By:	/s/ Mark Peek March 29, 2011
Name:	Mark S. Peek
Title:	Chief Financial Officer